EXHIBIT 99.1

Contact:	Ashley Murray	FOR RELEASE
	Media Relations	Moved On Business Wire
	Corporate	April 1, 2010
703.641.2217
amurray25@csc.com

Bryan Brady
Vice President, Investor Relations
Corporate
703.641.3000
investorrelations@csc.com

CSC UPDATES FISCAL YEAR FINANCIAL GUIDANCE
Significant Increases in New Business Awards and Profitability

FALLS CHURCH, Va., April 1 – CSC (NYSE: CSC) today updated its financial guidance for the fiscal year ending April 2, 2010 as follows:

•	New business awards of approximately $19 billion versus prior guidance in the range of $17 - $18 billion

•	Revenue in the range of $16 - $16.5 billion, consistent with prior guidance

•	Operating margin of 8.6% to 8.8%, consistent with prior guidance and representing a 25 to 50 basis point increase over last year

•	Earnings per share in a range of $5.05 - $5.15 versus prior guidance of $4.80 - $5.00

•	Free cash flow equal to or greater than 90% of net income, consistent with prior guidance

CSC expects to release its fourth quarter and audited fiscal year results on May 20, 2010 and senior management will host a conference call and webcast on that date to discuss the results and answer questions. The specific time of the conference call and dial-in details will be forthcoming.

Non-GAAP Measures

The company’s guidance disclosed in this press release uses certain non-GAAP terms, specifically operating margin and free cash flow. Operating margin is defined as operating income as a percentage of revenue. Operating income is defined as revenue minus operating costs, before corporate G&A expenses. Free cash flow is equal to the sum of (1) operating cash flows, (2) investing cash flows, excluding business acquisitions and dispositions, purchase, or sale of available for sale securities, and (3) capital lease payments.

About CSC
CSC is a global leader in providing technology-enabled solutions and services through three primary lines of business. These include Business Solutions and Services, the Managed Services Sector and the North American Public Sector. CSC's advanced capabilities include system design and integration, information technology and business process outsourcing, applications software development, Web and application hosting, mission support and management consulting. The company has been recognized as a leader in the industry, including being named by FORTUNE Magazine as one of the World’s Most Admired Companies for Information Technology Services (2010). Headquartered in Falls Church, VA., CSC has approximately 92,000 employees and reported revenue of $16.0 billion for the 12 months ended Jan. 1, 2010. For more information, visit the company’s Web site at www.csc.com.

All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the company’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the company’s control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in CSC’s Form 10-K for the fiscal year ended April 3, 2009 and any updating information in subsequent SEC filings. The company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent event or otherwise, except as required by law.

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